Exhibit 21

Subsidiaries of the Registrant

Listed below are the subsidiaries of the Company, each of which is in the consolidated financial statements of the Company, and the percentage of ownership by the Company.

Name of Subsidiary	Jurisdiction of Incorporation	Securities Ownership
Amende Cabinet Corporation	Virginia	100%
New Business Development I Corporation	Virginia	100%